EX10.5.2

NON-COMPETITION, NON-SOLICITATION

AND CONFIDENTIALITY AGREEMENT

THIS NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT (this “Agreement”) is made and entered into as of the 18th day of October, 2007, by and between DUPONT FABROS TECHNOLOGY, INC., a Maryland corporation (the “Company”), and Lammot J. du Pont (“Executive”).

Background

The Company and Executive are parties to an employment agreement, dated as of October 18, 2007, pursuant to which Executive is entitled to certain compensation and benefits (the “Employment Agreement”). The Employment Agreement also provides that the Company and Executive shall enter into a non-competition agreement in form and substance reasonably satisfactory to the Company. The Company now wishes to enter into this Agreement with Executive in order to establish certain restrictive covenants on the part of Executive that the Company has determined are necessary and appropriate to protect the interests of the Company and its successors during and for a reasonable period of time after termination of the employment of Executive by the Company.

In consideration of the covenants and agreements set forth in the Employment Agreement and herein, the parties hereby agree as follows:

1. Covenants Against Competition and Solicitation; Confidentiality. Executive hereby agrees as follows:

(a) Non-Competition. During (i) the period of his employment with the Company and (ii) a period of (A) two (2) years in the case of any termination of his employment with the Company occurring prior to or on the second anniversary of the date of completion of the

Company’s initial public offering (the “IPO”), or (B) one (1) year in the case of any termination of his employment with the Company occurring after the second anniversary of completion of the IPO, from and after any termination of his employment with the Company, Executive shall not, within the Restricted Area, other than on behalf of the Company or any successor, without the express written consent of the Company or any successor, directly or indirectly serve as an officer, employee, director, partner, manager or member of, or as a consultant to, any Competitor. “Competitor” means a Person that is engaged in the business of owning, acquiring, operating or developing data center buildings and leasing raised-floor computer space to tenants. “Competitor” shall not include any owner, operator and/or manager of co-location facilities, Internet business exchanges or similar facilities, or of data center facilities occupied by the owners thereof and/or their affiliates. “Restricted Area” means all territories in the United States.

(b) Non-Solicitation. During (i) the period of his employment with the Company and (ii) a period of (A) two (2) years in the case of any termination of his employment with the Company occurring prior to or on the second anniversary of the date of completion of the IPO or (B) one (1) year in the case of any termination of his employment with the Company occurring after the second anniversary of completion of the IPO, Executive shall not, other than on behalf of the Company or any successor, without the express written consent of the Company or any successor, (i) solicit any of the Company’s tenants to lease, purchase or otherwise occupy data space in the Restricted Area or encourage any of the Company’s tenants to reduce its patronage of the Company, (ii) solicit, recruit, induce for employment or hire (or assist or encourage any other person or entity to solicit, recruit or induce for employment), directly or indirectly or on behalf of himself or any other Person, any officer or non-clerical employee of the Company or any person who was an officer or non-clerical employee of the Company at any time during the final year of Executive’s employment with the Company, to work for Executive or any Person with which Executive is or intends to be affiliated, or otherwise directly or indirectly encourage any such person to terminate his or her employment or other relationship with the Company or any successor without the express written consent of the Company.

(c) Confidentiality. During the period of his employment with the Company and a period of five (5) years thereafter, Executive shall keep secret and retain in strictest confidence, except in connection with the business and affairs of the Company and its affiliates, all confidential matters relating to the business, assets and operations of the Company and its affiliates (the “Confidential Information”); and shall not disclose such Confidential Information to anyone outside of the Company without the Company’s express written consent. Information which (i) at the time of receipt is, or thereafter becomes, publicly known through no wrongful act of Executive, (ii) is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement, or (iii) was developed by Executive independently of and without reference to information obtained from the Company shall not be considered “Confidential Information.” Notwithstanding the foregoing, Executive shall not be restricted from disclosing Confidential Information to the extent required by law, court order, subpoena or other legal proceeding.

(d) Sales of Property. During the period of his employment with the Company, Executive shall not sell, assign, convey or otherwise transfer any of the property listed on Schedule A hereto to a competitor of the Company, which for purposes of this subsection (d) only, shall mean such Persons defined as such by resolution of at least 75% of the Company’s independent directors. Notwithstanding anything to the contrary contained herein, at any time after any termination of Executive’s employment with the Company for any reason whatsoever or for no reason, Executive shall not be restricted in any way from using, owning, developing, contributing, financing, selling, transferring or otherwise disposing of, for any purpose or to or with any Person, including but not limited to a Competitor, any of the property listed on Schedule A hereto.

For purposes of this Section 1, the following definitions shall apply: (A) “Beneficial Ownership,” “Beneficially Owned” and “Beneficially Owns” shall have the meanings provided in Exchange Act Rule 13d-3; (B) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended; and (C) “Person” shall mean any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), including any natural person, corporation, trust, association, company, partnership, joint venture, limited liability company, legal entity of any kind, government, or political subdivision, agency or instrumentality of a government.

2. Enforceability and Severability.

(a) Executive agrees that the territorial and time limitations contained in Section 1 of this Agreement are reasonable and properly required for the adequate protection of the Company. It is the intention of Executive and the Company that this Agreement be enforced to the fullest extent. If any provision of this Agreement is deemed invalid by a court of competent jurisdiction, the covenants contained herein shall be applicable and enforceable for such lesser period of time, within such more limited geographic area and for such lesser activity as such court may then or thereafter determine to be reasonable and proper under the circumstances, and Executive agrees to abide by such terms as are deemed reasonable by such court.

(b) In the event that any provision hereof is deemed to be unenforceable, the remainder of this Agreement shall not be affected thereby and each provision hereof shall be valid and enforced to the fullest extent permitted by law.

(c) Each party shall bear its own expenses (including attorneys’ fees) in connection with the enforcement or defense of enforcement of any of the provisions of this Agreement.

3. Remedies.

(a) Executive hereby acknowledges that the damages the Company would sustain in the event of any violation of the provisions of this Agreement are difficult or impossible to ascertain. Accordingly, Executive hereby agrees that the Company shall be entitled, in addition to any other remedy or damages available to it in the event of any such violation, to injunctive relief to restrain such violation by Executive and any person or entity acting for or with him.

4. Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

5. Construction. The parties hereto acknowledge and agree that each party has participated in the drafting of this Agreement and has had the opportunity to have this document reviewed by the respective legal counsel for the parties hereto and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement. No inference in favor of, or against, any party shall be drawn from the fact that one party has drafted any portion hereof.

6. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories.

7. Governing Law; Disputes; Arbitration.

(a) Governing Law. This Agreement is governed by and is to be construed, administered, and enforced in accordance with the laws of the District of Columbia, without regard to conflicts of law principles.

(b) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the District of Columbia by three arbitrators in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association in effect at the time of submission to arbitration. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. For purposes of entering any judgment upon an award rendered by the arbitrators, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the District of Columbia (ii) any of the courts of the District of Columbia, or (iii) any other court having jurisdiction. The Company and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such jurisdiction and any defense of inconvenient forum. The Company and

Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party shall bear its or his costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 7. Notwithstanding any provision in this Section 7, Executive shall be paid compensation due and owing under the Employment Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement.

(c) Interest on Unpaid Amounts. Any amount which has become payable pursuant to the terms of this Agreement or any decision by arbitrators or judgment by a court of law pursuant to this Section 7 but which has not been timely paid shall bear interest at the prime rate in effect at the time such amount first becomes payable, as quoted by the Company’s principal bank.

(d) LIMITATION ON LIABILITIES. IF EITHER EXECUTIVE OR THE COMPANY IS AWARDED ANY DAMAGES AS COMPENSATION FOR ANY BREACH OR ACTION RELATED TO THIS AGREEMENT, A BREACH OF ANY COVENANT CONTAINED IN THIS AGREEMENT (WHETHER EXPRESS OR IMPLIED BY EITHER LAW OR FACT), OR ANY OTHER CAUSE OF ACTION BASED IN WHOLE OR IN PART ON ANY BREACH OF ANY PROVISION OF THIS AGREEMENT, SUCH DAMAGES SHALL BE LIMITED TO CONTRACTUAL DAMAGES PLUS INTEREST ON ANY DELAYED PAYMENT AT THE LOWER OF (I) THE RATE PERMITTED BY SECTION 7(C) OF THIS AGREEMENT OR (II) THE MAXIMUM RATE PER ANNUM ALLOWABLE BY APPLICABLE LAW FROM AND AFTER THE DATE(S) THAT SUCH PAYMENTS WERE DUE AND SHALL EXCLUDE CONSEQUENTIAL DAMAGES AND PUNITIVE DAMAGES EVEN IF THE RULES REFERRED TO IN SECTION 7(b) WOULD PROVIDE OTHERWISE.

(e) WAIVER OF JURY TRIAL. TO THE EXTENT APPLICABLE, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL FOR ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. This provision is subject to Section 7(b), requiring arbitration of disputes hereunder.

[Signature page follows.]

WITNESS the following signatures.

DUPONT FABROS TECHNOLOGY, INC.

By:

Name:	Hosein Fateh
Title:	President, Chief Executive Officer and Treasurer

LAMMOT J. DU PONT

[Signature page to Non-Competition, Non-Solicitation and Confidentiality Agreement]

Schedule A

Land Parcels

•	Arizona Land - 40.02 acres in Gilbert, Arizona

•	Dulles Berry - 99.4 acres in Ashburn, Virginia

•	Airport Gateway -181.02 acres in Manassas, Virginia

•	Verizon Land - 199 acres in Ashburn, Virginia

•	Ashburn Corp. Center - 32 acres in Ashburn, Virginia